News Release

Pioneer Natural Resources Company Reports Fourth-Quarter and Full-Year 2019 Financial and Operating Results; Provides 2020 Outlook

Dallas, Texas, February 19, 2020 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter and year ended December 31, 2019. Pioneer reported fourth quarter net income attributable to common stockholders of $344 million, or $2.06 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the fourth quarter was $395 million, or $2.36 per diluted share. Cash flow from operating activities for the fourth quarter was $828 million. For the full year 2019, the Company reported net income attributable to common stockholders of $756 million, or $4.50 per diluted share. Cash flow from operating activities for the full year 2019 was $3.1 billion.

Highlights

•Achieved corporate return on capital employed (ROCE)1 of 11% during 2019
•Delivered strong fourth-quarter and full-year 2019 free cash flow2 of $384 million and $540 million, respectively
•Returned $780 million of capital to shareholders through dividends and share repurchases during 2019
•Averaged fourth quarter oil production of 220 thousand barrels of oil per day (MBOPD), at the top end of guidance
•Averaged fourth quarter total production of 363 thousand barrels of oil equivalent per day (MBOEPD), above the top end of guidance
•Announced 2020 Capital Budget3 of $3.15 billion to $3.45 billion, with cash flow4 expected to be $3.9 billion

•Increased quarterly dividend to $0.55 per share, or $2.20 per share on an annual basis

President and CEO Scott D. Sheffield stated, "2019 was an excellent year for Pioneer, where we delivered strong cash flow, robust free cash flow generation and top tier corporate returns. This was driven by an intense focus on execution that resulted in significant well cost reductions while maintaining peer-leading oil production per well in the Permian Basin. We remain committed to returning capital to shareholders, and in 2019, we delivered $780 million to shareholders through share repurchases and dividends.

Our 2020 plan builds on our strong 2019 performance and is structured to deliver a capitally efficient program that prioritizes free cash flow. Our dividend increase announced today solidifies our commitment to returning capital to shareholders and represents a greater than 185% increase, on an annualized basis, when compared to the dividends paid in 2019. Pioneer continues to offer a compelling value proposition, underpinned by our premier acreage position in the Permian Basin that drives best-in-class margins, increasing corporate returns and is forecasted to generate significant free cash flow."

Financial Highlights
Pioneer maintains a strong balance sheet, with unrestricted cash on hand as of December 31, 2019 of $631 million and net debt of $1.7 billion. The Company had a $2.1 billion liquidity position at year end 2019, reflecting $631 million of unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of December 31, 2019).

During the fourth quarter, the Company’s Permian drilling, completion and facilities capital expenditures totaled $569 million. The Company’s total Permian capital expenditures3 during the fourth quarter, including gas processing and water infrastructure expenditures, totaled $627 million, resulting in $384 million of free cash flow2 before working capital changes. For the full year 2019, the Company's Permian drilling, completion and facilities capital expenditures totaled $2.7 billion. The Company's total Permian capital expenditures3 for the full year, including gas processing and water infrastructure expenditures, totaled $3.0 billion, resulting in $540 million of free cash flow2 before working capital changes.

The Company announced today that its Board of Directors has approved an increase in the Company's quarterly cash dividend to $0.55 per share, representing a current yield of approximately 1.6% (based on the Company’s closing stock price as of February 14, 2020). This annualized dividend represents a greater than 185% increase when compared to the dividends paid in 2019. The decision to grow Pioneer's cash dividend, from $0.08 per share on an annualized basis in February 2018 to an annualized rate of $2.20 per share currently, is consistent with the Company’s objective of increasing its return of capital to shareholders.

In December 2018, the Board of Directors authorized a $2 billion common stock repurchase program. During the fourth quarter, the Company repurchased $22 million of common stock under this program. To- date, the Company has repurchased a total of 5.5 million shares for $749 million under this authorization. The Company evaluates many factors, including market conditions and corporate considerations, such as asset divestitures, liquidity and capital needs, in assessing the Company's ability to repurchase shares.

Fourth Quarter Financial Results
For the fourth quarter, the Company's average realized price for oil was $56.01 per barrel. The Company's average realized price for natural gas liquids (NGLs) was $18.60 per barrel, and the average realized price for gas was $2.21 per thousand cubic feet (MCF). These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $8.48 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $13.15 per BOE. Exploration and abandonment costs were $11 million. General and administrative (G&A) expense was $78 million. Interest expense was $34 million. Other expense was $58 million, or $17 million excluding an unusual item5.

Operations Update
Pioneer continued to see strong efficiency gains in both drilling and completions during the fourth quarter, enabling the Company to place 77 horizontal wells on production. During 2019, both drilling and completions efficiencies increased by greater than 30% when compared to 2017, averaging approximately

1,000 drilled feet per day and 1,600 completed feet per day in 2019, respectively. These increased efficiencies, coupled with approximately 30% lower well costs and strong production, continue to drive increasing corporate returns and free cash flow generation.

During 2020, the Company plans to operate an average of 23 to 24 horizontal rigs in the Permian Basin, including approximately five rigs in the southern joint venture area. The 2020 program is expected to place 345 to 375 wells on production, compared to 306 wells placed on production during 2019. Wells placed on production in 2020 are expected to be approximately 40% Wolfcamp B, 40% Wolfcamp A, 15% Spraberry and 5% other formations, with an average lateral length of approximately 9,800 feet.

The Company continues to transport oil, NGLs and gas from the Permian Basin to premium-priced markets. This led to an incremental benefit of $4 million during the fourth quarter of 2019 and a total benefit in 2019 of $283 million. During the fourth quarter of 2019, the Company's gas price realizations benefited from firm transportation to the higher-priced West Coast and Gulf Coast markets, compared to selling gas into the oversupplied Waha gas market. Pioneer realized $2.21 per MCF during the fourth quarter compared to the average Gas Daily Waha Index price of $1.11 per MCF. The Company expects to have minimal exposure to the Waha gas market going forward.

2020 Outlook
The Company expects its 2020 drilling, completions and facilities capital budget to range between $3.0 billion to $3.3 billion, with an additional $125 million budgeted for Pioneer's differentiated water infrastructure. The Company expects its capital program to be fully funded within forecasted cash flow4 of approximately $3.9 billion.

Pioneer expects 2020 oil production of 235 to 245 MBOPD and total production of 383 to 403 MBOEPD. Pioneer's efficient, high-margin growth is driven by the Company's top-tier acreage position in the Permian Basin that continues to deliver the most productive oil wells in the Permian Basin, combined with low well costs. Further benefiting margins and cash flow, NGL volumes experienced strong growth during the second half of 2019 due to improved gas processing yields from the start-up of the Hopson and Pembrook gas processing plants. The Company expects this benefit to continue throughout 2020, along with the forecasted addition of the Gateway gas processing plant in the second half of 2020.

Pioneer increased its oil derivative positions to approximately 149 MBOPD for the first quarter of 2020 and 129 MBOPD for full-year 2020 at approximately $62 Brent pricing. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

First Quarter 2020 Guidance
First quarter 2020 oil production is forecasted to average between 217 to 227 MBOPD and total production to average between 361 to 376 MBOEPD. Production costs are expected to average $8.25 per BOE to $10.25 per BOE. DD&A expense is expected to average $12.50 per BOE to $14.50 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $72 million to $82 million. Interest expense is expected to be $30 million to $35 million. Other expense is forecasted to be $20 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be zero to a loss of $50 million. The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

Proved Reserves
The Company added proved reserves totaling 302 million barrels of oil equivalent (MMBOE) during 2019. These proved reserve additions equate to a drillbit reserve replacement ratio of 235% when compared to Pioneer's full-year 2019 production of 128 MMBOE, including field fuel. The drillbit finding and development (F&D) cost was $9.76 per BOE in 2019, with a drillbit proved developed F&D costs of $9.49 per BOE.

As of December 31, 2019, the Company's total proved reserves were estimated at 1,136 MMBOE, of which 95% are proved developed.

Environmental, Social & Governance
Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that respects surrounding communities and preserves the environment.

Pioneer is focused on reducing emissions and emission intensities. Between 2016 and 2018, the Company's greenhouse gas (GHG) emissions have been reduced by 24%, total GHG emission intensity has decreased by 38% and methane intensity has declined by 41%. Additionally, between January 2018 and July 2019, the Company was able to limit Permian Basin flaring to less than 2% of its produced gas, one of the lowest flaring percentages in the Permian Basin. The Company's proactive measures, including monitoring 100% of its Permian Basin facilities aerially for leak detection and repair and only producing a well once it is fully connected to a gas line, help to make Pioneer a leader in environmental stewardship.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors has a Health, Safety and Environment Committee and a Nominating and Corporate Governance Committee to provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in safety and environmental practices.

For more details, see Pioneer’s 2019 Sustainability Report at pxd.com/sustainability.

Earnings Conference Call

On Thursday, February 20, 2020, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter and full-year ended December 31, 2019, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 888-394-8218 and enter confirmation code 6718938 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through March 20, 2020. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining, storage and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Future dividends are at the discretion of the Company's Board of Directors, and, if declared, the Board of Directors may change the dividend amount based on the Company's liquidity and capital resources at that time.

"Drillbit finding and development cost per BOE," or "drillbit F&D cost per BOE," means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates. Revisions of previous estimates exclude price revisions.

Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

"Drillbit reserve replacement" is the summation of annual proved reserves, on a BOE basis, attributable to discoveries, extensions and revisions of previous estimates divided by annual production of oil, NGLs and gas, on a BOE basis. Revisions of previous estimates exclude price revisions.

"Proved developed finding and development cost per BOE," or "proved developed F&D cost per BOE," means the summation of exploration and development costs incurred (excluding asset retirement obligations) divided by the summation of annual proved reserves, on a BOE basis, attributable to proved developed reserve additions, including (i) discoveries and extensions placed on production during 2019, (ii) transfers from proved undeveloped reserves at year-end 2018 and (iii) technical revisions of previous estimates for proved developed reserves during 2019. Revisions of previous estimates exclude price revisions.

Footnote 1: "Return on Capital Employed (ROCE)" is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market (MTM) adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for tax-effected noncash MTM adjustments, unusual items and interest expense) and average net debt. See reconciliation to comparable GAAP number in supplemental schedules.

Footnote 2: Free cash flow is a non-GAAP measure, see reconciliation to comparable GAAP number in supplemental schedules.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: The 2020 estimated cash flow number is a non-GAAP financial measure, representing January through December forecasted cash flow (before working capital changes) assuming a Nymex oil price of $55 (assuming a $5 differential to the Brent oil price) and Henry Hub gas of $2.50 per MCF; represents the midpoint of production guidance. Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 5: The unusual item represents $41 million of charges during the fourth quarter of 2019 associated with moving the Company’s corporate headquarters.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$631	$825
Restricted cash	74	—
Short-term investments	—	443
Accounts receivable, net	1,035	814
Income taxes receivable	7	7
Inventories	205	242
Derivatives	32	52
Investment in affiliate	187	172
Other	20	25
Total current assets	2,191	2,580
Oil and gas properties, using the successful efforts method of accounting	23,028	21,766
Accumulated depletion, depreciation and amortization	(8,583)	(8,218)
Total oil and gas properties, net	14,445	13,548
Other property and equipment, net	1,632	1,291
Operating lease right-of-use assets	280	—
Long-term investments	—	125
Goodwill	261	264
Other assets	258	95
	$19,067	$17,903

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,411	$1,624
Interest payable	53	53
Income taxes payable	3	2
Current portion of long-term debt	450	—
Derivatives	12	27
Operating leases	136	—
Other	431	112
Total current liabilities	2,496	1,818
Long-term debt	1,839	2,284
Derivatives	8	—
Deferred income taxes	1,389	1,152
Operating leases	170	—
Other liabilities	1,046	538
Equity	12,119	12,111
	$19,067	$17,903

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues and other income:
Oil and gas	$1,349	$1,122	$4,916	$4,991
Sales of purchased oil and gas	1,292	1,082	4,755	4,388
Interest and other	118	—	76	38
Derivative gain (loss), net	(116)	409	34	(292)
Gain (loss) on disposition of assets, net	—	64	(477)	290
	2,643	2,677	9,304	9,415
Costs and expenses:
Oil and gas production	207	201	874	855
Production and ad valorem taxes	76	55	299	284
Depletion, depreciation and amortization	440	404	1,711	1,534
Purchased oil and gas	1,288	909	4,472	3,930
Impairment of oil and gas properties	—	—	—	77
Exploration and abandonments	11	32	58	114
General and administrative	78	99	324	381
Accretion of discount on asset retirement obligations	3	3	10	14
Interest	34	29	121	126
Other	58	533	448	849
	2,195	2,265	8,317	8,164
Income before income taxes	448	412	987	1,251
Income tax provision	(104)	(88)	(231)	(276)
Net income	344	324	756	975
Net loss attributable to noncontrolling interests	—	—	—	3
Net income attributable to common stockholders	$344	$324	$756	$978

Net income per share attributable to common stockholders:
Basic	$2.06	$1.89	$4.50	$5.71
Diluted	$2.06	$1.89	$4.50	$5.70

Basic and diluted weighted average shares outstanding	166	171	167	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$344	$324	$756	$975
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	440	404	1,711	1,534
Impairment of oil and gas properties	—	—	—	77
Impairment of inventory and other property and equipment	3	2	38	11
Exploration expenses, including dry holes	3	15	8	27
Deferred income taxes	109	88	236	274
(Gain) loss on disposition of assets, net	—	(64)	477	(290)
Accretion of discount on asset retirement obligations	3	3	10	14
Interest expense	5	1	9	5
Derivative-related activity	129	(576)	13	(270)
Amortization of stock-based compensation	19	22	100	85
Investment in affiliate mark-to-market adjustment	(37)	—	(15)	—
Contingent consideration valuation adjustment	(16)	—	45	—
Other	9	482	105	658
Change in operating assets and liabilities:
Accounts receivable	(180)	181	(227)	(52)
Inventories	35	—	(20)	(70)
Other assets	(18)	—	(33)	3
Accounts payable	(8)	15	(7)	321
Interest payable	29	29	—	(5)
Other liabilities	(41)	(11)	(91)	(55)
Net cash provided by operating activities	828	915	3,115	3,242
Net cash used in investing activities	(533)	(834)	(2,447)	(2,610)
Net cash used in financing activities	(103)	(175)	(788)	(703)
Net increase (decrease) in cash, cash equivalents and restricted cash	192	(94)	(120)	(71)
Cash, cash equivalents and restricted cash, beginning of period	513	919	825	896
Cash, cash equivalents and restricted cash, end of period	$705	$825	$705	$825

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Average Daily Sales Volume:
Oil (Bbls)	220,326	199,193	212,353	190,639
Natural gas liquids ("NGLs") (Bbls)	80,159	61,911	72,323	63,780
Gas (Mcf)	377,268	351,176	365,055	393,391
Total (BOE)	363,364	319,633	345,518	319,984

Average Price:
Oil per Bbl	$56.01	$49.80	$53.77	$57.36
NGL per Bbl	$18.60	$26.88	$19.33	$29.84
Gas per Mcf	$2.21	$1.75	$1.79	$2.13
Total per BOE	$40.36	$38.16	$38.98	$42.73

Three Months Ended December 31, 2019
(in $ per BOE)
Margin Data:
Average price	$40.36
Production costs	(6.20)
Production and ad valorem taxes	(2.28)
$31.88

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$344	$324	$756	$978
Participating share-based basic earnings	(2)	(2)	(3)	(5)
Basic and diluted net income attributable to common stockholders	$342	$322	$753	$973

Basic and diluted weighted average shares outstanding	166	171	167	171

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net income	$344	$324	$756	$975
Depletion, depreciation and amortization	440	404	1,711	1,534
Exploration and abandonments	11	32	58	114
Impairment of oil and gas properties	—	—	—	77
Impairment of inventory and other property and equipment	3	2	38	11
Accretion of discount on asset retirement obligations	3	3	10	14
Interest expense	34	29	121	126
Income tax provision	104	88	231	276
(Gain) loss on disposition of assets, net	—	(64)	477	(290)
Derivative-related activity	129	(576)	13	(270)
Amortization of stock-based compensation	19	22	74	85
Investment in affiliate fair value adjustment	(37)	—	(15)	—
Contingent consideration valuation adjustment	(16)	—	45	—
Restructuring charge (including stock-based compensation)	—	—	167	—
Other	9	482	105	658
EBITDAX before restructuring charge	1,043	746	3,791	3,310
Restructuring charge (excluding stock-based compensation)	—	—	(141)	—
EBITDAX (a)	1,043	746	3,650	3,310
Cash interest expense	(29)	(28)	(112)	(121)
Current income tax (provision) benefit	5	—	5	(2)
Discretionary cash flow (b)	1,019	718	3,543	3,187
Cash exploration expense	(8)	(17)	(50)	(87)
Changes in operating assets and liabilities	(183)	214	(378)	142
Net cash provided by operating activities	$828	$915	$3,115	$3,242
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net loss (gain) on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation; fair value adjustments on investments and contingent consideration; restructuring charges and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and income attributable to common stockholders excluding noncash MTM adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's derivative positions, (ii) contingent consideration attributable to the South Texas divestiture and (iii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro"), and unusual items is as follows:

	Three Months Ended December 31, 2019
	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders	$344	$2.06
Noncash MTM adjustments:
Derivative loss, net ($129 pretax)	101	0.60
South Texas contingent consideration gain ($16 pretax)	(12)	(0.07)
ProPetro stock gain ($36 pretax)	(28)	(0.17)
Adjusted income excluding noncash MTM adjustments	405	2.42
Unusual items:
Corporate headquarters move-related costs ($41 pretax)	32	0.19
Net gain on asset divestitures ($54 pretax)	(42)	(0.25)
Adjusted income excluding noncash MTM adjustments and unusual items	$395	$2.36

	Twelve Months Ended December 31, 2019
	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders	$756	$4.50
Noncash MTM adjustments:
South Texas contingent consideration loss ($45 pretax)	35	0.21
Derivative loss, net ($13 pretax)	10	0.06
ProPetro stock gain ($15 pretax)	(11)	(0.07)
Total noncash MTM adjustments	34	0.20
Adjusted income excluding noncash MTM adjustments	790	4.70
Unusual items:
Net loss on asset divestitures ($423 pretax)	330	1.96
Corporate restructuring charges ($167 pretax)	130	0.77
Asset divestiture-related charges ($74 pretax)	57	0.34
Sand mine decommissioning-related charges ($47 pretax)	37	0.22
Corporate headquarters move-related costs ($41 pretax)	32	0.19
Total unusual items	586	3.48
Adjusted income excluding noncash MTM adjustments and unusual items	$1,376	$8.18

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

Return on Capital Employed ("ROCE") is a non-GAAP financial measure. As used by the Company, ROCE is net income adjusted for tax-effected noncash mark-to-market ("MTM") adjustments, unusual items and interest expense divided by the summation of average total equity (adjusted for net noncash MTM adjustments, unusual items and interest expense) and average net debt. The Company believes ROCE is a good indicator of long-term performance, both absolute and relative to the Company's peers. ROCE is a measure of the profitability of the Company’s capital employed in its business compared with that of its peers.

	Twelve Months Ended
	2019	2018	2017
Net income	$756	$975	$833
After-tax noncash MTM adjustments:
South Texas contingent consideration loss	35	N/A	N/A
Derivative (gain) loss, net	10	(211)	112
ProPetro stock gain	(11)	N/A	N/A
After-tax unusual items:
Net (gain) loss on asset divestitures	330	(226)	(124)
Corporate restructuring charges	130	N/A	N/A
Asset divestiture-related charges	57	189	182
Sand mine decommissioning-related charges	37	351	N/A
Corporate headquarters move-related costs	32	N/A	N/A
Excess tax benefits and reduction in deferred tax liability	N/A	N/A	(633)
After-tax adjusted income excluding noncash MTM adjustments and unusual items	1,376	1,078	370
After-tax interest expense	94	98	98
ROCE earnings	$1,470	$1,176	$468

	As of December 31,
	2019	2018	2017
Average total equity (a)	$12,472	$11,796	$10,663
Average net debt (b)	1,275	724	396
Capital employed	$13,747	$12,520	$11,059

ROCE percentage	11%	9%	4%
_____________________

(a)Average total equity is calculated as the average of current year adjusted total equity and prior year total equity as follows:

	As of December 31,
	2019	2018
Total equity	$12,119	$12,111
Less: Net income	756
Plus: ROCE earnings	1,470
Adjusted total equity	$12,833

Average total equity	$12,472

	As of December 31,
	2018	2017
Total equity	$12,111	$11,279
Less: Net income	975
Plus: ROCE earnings	1,176
Adjusted total equity	$12,312

Average total equity	$11,796

	As of December 31,
	2017	2016
Total equity	$11,279	$10,411
Less: Net income	833
Plus: ROCE earnings	468
Adjusted total equity	$10,914

Average total equity	$10,663

(b)Average net debt is calculated as follows:

	As of December 31,
	2019	2018	2017	2016
Current portion of long-term debt	$450	$—	$449	$485
Long-term debt	1,839	2,284	2,283	2,728
Less:
Cash and cash equivalents	631	825	896	1,118
Short-term investments	—	443	1,213	1,441
Long-term investments	—	125	66	420
Net debt	$1,658	$891	$557	$234

Average net debt	$1,275	$724	$396

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2019
Net cash provided by operating activities	$828	$3,115
Changes in operating assets and liabilities	183	378
Less: Capital expenditures (a)	627	2,953
Free cash flow	$384	$540
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2019
Costs incurred	$655	$2,970
Less: Excluded items (a)	61	164
Plus: Other property, plant and equipment capital (b)	33	147
Capital expenditures	$627	$2,953
______________________
(a)Includes acquisition costs, asset retirement obligations, geological and geophysical general and administrative costs, capitalized interest and capital expenditures on non-Permian Basin divested assets.
(b)Includes other property plant and equipment additions related to water infrastructure, well services and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of February 18, 2020
(Volumes are average daily amounts)

	2020				Year Ending December 31, 2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Brent swap contracts:
Volume	3,407	—	—	—	—
Price	$60.86	$—	$—	$—	$—
Brent collar contracts with short puts:
Volume	145,500	135,500	115,500	115,500	7,000
Price:
Ceiling	$68.46	$68.84	$69.78	$69.78	$65.37
Floor	$61.64	$61.76	$62.06	$62.06	$60.00
Short put	$53.45	$53.48	$53.56	$53.56	$52.00
Brent call contracts sold:
Volume per day (Bbl) (a)	—	—	—	—	13,000
Price per Bbl	$—	$—	$—	$—	$72.10
Average daily gas production associated with derivatives (MMBtu):
Swap contracts:
Volume	—	30,000	30,000	16,739	2,466
NYMEX price	$—	$2.41	$2.41	$2.43	$2.46
Basis swap contracts:
Permian Basin index swap volume (b)	—	30,000	30,000	16,739	2,466
Price differential ($/MMBtu)	$—	$(1.68)	$(1.68)	$(1.59)	$(1.46)
______________________
(a)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts with short puts.
(b)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the NYMEX index price used in swap contracts.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Derivative Gain (Loss), Net
(in millions)

	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2019
Noncash changes in fair value:
Oil derivative loss, net	$(134)	$(34)
Gas derivative gain, net	5	21
Total noncash derivative loss, net	(129)	(13)

Net cash receipts on settled derivative instruments:
Oil derivative receipts	20	75
Gas derivative payments	(7)	(28)
Total cash receipts on settled derivative instruments, net	13	47
Total derivative gain (loss), net	$(116)	$34

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES

Total Company
Oil (MBbls):
Balance as of December 31, 2018	565,010
Revisions of previous estimates	(30,216)
Purchases of minerals-in-place	46
Discoveries and extensions	167,022
Production	(77,509)
Sales of minerals-in-place	(20,603)
Balance as of December 31, 2019	603,750
Natural Gas Liquids (MBbls):
Balance as of December 31, 2018	240,914
Revisions of previous estimates	29,415
Purchases of minerals-in-place	15
Discoveries and extensions	60,069
Production	(26,398)
Sales of minerals-in-place	(22,032)
Balance as of December 31, 2019	281,983
Natural Gas (MMcf):
Balance as of December 31, 2018	1,458,574
Revisions of previous estimates	94,767
Purchases of minerals-in-place	92
Discoveries and extensions	293,507
Production	(145,026)
Sales of minerals-in-place	(202,401)
Balance as of December 31, 2019	1,499,513
Equivalent Barrels (MBOE):
Balance as of December 31, 2018	1,049,020
Revisions of previous estimates (a)	14,994
Purchases of minerals-in-place	76
Discoveries and extensions	276,009
Production (b)	(128,078)
Sales of minerals-in-place	(76,369)
Balance as of December 31, 2019	1,135,652
_____________________
(a) Revisions of previous estimates includes 11 MMBOEs of negative price revisions and 26 MMBOEs of positive technical revisions.
(b) Production includes 2.0 MMBOE related to field fuel.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL INFORMATION
PROVED RESERVES (continued)

Twelve Months Ended December 31, 2019
(in millions)
Costs incurred for oil and gas producing activities:
Property acquisition costs:
Proved	$2
Unproved	26
28
Exploration costs	2,199
Development costs	743
Total costs incurred (a)	$2,970

Reserve replacement percentage (b)	227%

Drillbit reserve replacement percentage (c)	235%

Finding and development costs per BOE of proved reserves added (d)	$10.20

Drillbit finding and development costs per BOE of proved reserves added (e)	$9.76
_____________________
(a) Costs incurred includes $2 million of capitalized interest, $85 million of asset retirement obligation increases and $44 million of G&G/G&A.
(b) The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and gas, on a BOE basis.
(c) The summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and discoveries and extensions divided by annual production of oil, NGLs and gas, on a BOE basis.
(d) Total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.
(e) The summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates (excluding price revisions) and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.